APRIL 30, 2003


Deloitte & Touche
Two World Financial Center
New York, NY 10281-1414

Attention: Mark Richman

         RE: MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS
             OF THE INVESTMENT COMPANY ACT OF 1940


Management of The Expedition Funds (the "Funds"), is responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. Management has performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of July 31, 2002, and from October 31, 2001 (the date of Deloitte & Touche LLP's last examination) through July 31, 2002.

Based on this evaluation, Management asserts that the Funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2002, and from October 31, 2001 (the date of Deloitte & Touche LLP's last examination) through July 31, 2002, with respect to securities reflected in the investment account of the Funds.




/s/ Peter Golden
Controller & Chief Financial Officer
Expedition Funds

APRIL 30, 2003


Deloitte & Touche
Two World Financial Center
New York, NY 10281-1414

Attention: Mark Richman

         RE: CUSTODIAN'S STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS
             OF THE INVESTMENT COMPANY ACT OF 1940


Compass Bank serves as custodian of the securities and similar investments of The Expedition Funds (the "Funds"). Compass Bank has evaluated the Funds' compliance with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940 as of July 31, 2002, and from October 31, 2001 (the date of Deloitte & Touche LLP's last examination) through July 31, 2002.

Based on this evaluation, Compass Bank asserts that the Funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2002, and from October 31, 2001 (the date of Deloitte & Touche LLP's last examination) through July 31, 2002, with respect to securities reflected in the investment account of the Funds.





/s/ Irene Ku
Senior Vice President, Asset Management Operations Manager
Compass Bank

                         INDEPENDENT ACCOUNTANTS' REPORT

The Expedition Funds
15 South 20th Street
Birmingham, Alabama 35233

We have examined management's assertion included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940 that the Expedition Funds (the "Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of July 31, 2002. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2002, and with respect to agreement of security purchases and sales, for the period from October 31, 2001 (the date of our last examination) through July 31, 2002:

o Confirmation of all securities held by institutions in book entry form for the account of Compass Bank by The Depository Trust Company, and/or the Federal Reserve Book Entry System, agents of Compass Bank;

o Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees and/or transfer agents;

o Reconciliation of all such securities to the books and records of the Funds and the Custodian;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with Compass Bank's records; and

o Agreement of 6 security purchases and 6 security sales or maturities since our last report from the books and records of the Funds' to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2002 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




DELOITTE & TOUCHE LLP
New York, New York
August 30, 2002

            SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549



                       FORM N-17f-2                                                   OMB APPROVAL
                                                                                ----------------------------
    Certificate of Accounting of Securities and Similar                         OMB NUMBER         3235-0360
               Investments in the Custody of                                    EXPIRES:       JULY 31, 1994
              Management Investment Companies                                   ESTIMATED AVERAGE BURDEN
                                                                                HOURS PER RESPONSE......0.05
           Pursuant to Rule 17f-2 [17 CFR 270.17f-2]
----------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                          Date examination completed:

811-05900                                                                       AUGUST 5, 2002
----------------------------------------------------------------------------------------------------------------------
2.    State identification Number:

      ----------------------------------------------------------------------------------------------------------------
      AL                 AK                 AZ                 AR                 CA                CO
      ----------------------------------------------------------------------------------------------------------------
      CT                 DE                 DC                 FL                 GA                HI
      ----------------------------------------------------------------------------------------------------------------
      ID                 IL                 IN                 IA                 KS                KY
      ----------------------------------------------------------------------------------------------------------------
      LA                 ME                 MD                 MA                 MI                MN
      ----------------------------------------------------------------------------------------------------------------
      MS                 MO                 MT                 NE                 NV                NH
      ----------------------------------------------------------------------------------------------------------------
      NJ                 NM                 NY                 NC                 ND                OH
      ----------------------------------------------------------------------------------------------------------------
      OK                 OR                 PA                 RI                 SC                SD
      ----------------------------------------------------------------------------------------------------------------
      TN                 TX                 UT                 VT                 VA                WA
      ----------------------------------------------------------------------------------------------------------------
      WV                 WI                 WY                 PUERTO RICO
      ----------------------------------------------------------------------------------------------------------------
      Other (specify):
----------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement: EXPEDITION FUNDS


----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
4. Address of principal executive officer (number, street, city, state, zip code):

       One Freedom Valley Drive, Oaks, PA 19456





Fund Name                                                      State                          Registration           File Number

Expedition Funds                                               CALIFORNIA                     ANNUAL                 505-3012
                                                               COLORADO                       ANNUAL                 IC-91-01-185
                                                               GEORGIA                        OTHER                  SC-16550
                                                               ILLINOIS                       ANNUAL                 0149813
                                                               INDIANA                        ANNUAL                 89-0789 RC
                                                               MINNESOTA                      ANNUAL                 R-43043.1
                                                               NORTH CAROLINA                 ANNUAL                 1522
                                                               PENNSYLVANIA                   ANNUAL                 89-09-030MF
                                                               VIRGINIA                       ANNUAL                 1406
                                                               WYOMING                        OTHER                  18020
                                                               Guam                           OTHER                  4182
Expedition Funds - Prospectus                                  KENTUCKY                       ANNUAL                 M36205
                                                               LOUISIANA                      ANNUAL                 75871
                                                               NEW JERSEY                     ANNUAL
                                                               OHIO                           OTHER                  27348
                                                               OREGON                         ANNUAL                 2000-970
                                                               UTAH                           ANNUAL                 006-6922-48
Expedition Funds - Institutional Shares Prospectus             KENTUCKY                       ANNUAL                 M27000
                                                               LOUISIANA                      ANNUAL                 77013
                                                               NEW JERSEY                     ANNUAL
                                                               OHIO                           OTHER                  30287
                                                               OREGON                         ANNUAL                 2001-1058
                                                               UTAH                           ANNUAL                 006-779-33
Expedition Investment Grade Bond Fund                          ALABAMA                        ANNUAL
                                                               ARKANSAS                       ANNUAL                 89-M0713-04
                                                               CONNECTICUT                    ANNUAL                 SI18012
                                                               DELAWARE                       ANNUAL                 3389
                                                               KANSAS                         ANNUAL                 92S0000826
                                                               NEW YORK                       OTHER                  S 25 97 22
Expedition Investment Grade Bond Fund / Investment Shares -    ARIZONA                        ANNUAL                 21991
                                                               MISSISSIPPI                    ANNUAL                 MF-98-12-081
                                                               NEBRASKA                       ANNUAL                 42,636
                                                               NEW HAMPSHIRE                  ANNUAL
                                                               NEW MEXICO                     ANNUAL                 342538
                                                               OKLAHOMA                       ANNUAL                 SE-2031098
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-57860
Expedition Investment Grade Bond Fund / Institutional Shares   ARIZONA                        ANNUAL                 17423
                                                               MISSISSIPPI                    ANNUAL                 MF-97-06-036
                                                               NEBRASKA                       ANNUAL                 33,232
                                                               NEW HAMPSHIRE                  ANNUAL
                                                               NEW MEXICO                     ANNUAL                 342539
                                                               OKLAHOMA                       ANNUAL                 SE-2031097
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-53038
Expedition Investment Grade Bond Fund / Investment Shares -
                                                               ARIZONA                        ANNUAL                 6309
                                                               MASSACHUSETTS                  ANNUAL
                                                               MISSISSIPPI                    ANNUAL                 MF-92-02-046
                                                               NEBRASKA                       ANNUAL                 23,471
                                                               NEW HAMPSHIRE                  ANNUAL
                                                               NEW MEXICO                     ANNUAL                 342540
                                                               OKLAHOMA                       ANNUAL                 SE-2031098
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-40118


Fund Name                                                      State                          Registration           File Number

Expedition Equity Fund                                         ALABAMA                        ANNUAL
                                                               ARKANSAS                       ANNUAL                 89-M0713-09
                                                               CONNECTICUT                    ANNUAL                 SI49116
                                                               DELAWARE                       ANNUAL                 764
                                                               IDAHO                          ANNUAL                 52525
                                                               KANSAS                         ANNUAL                 99S0000746
                                                               MISSOURI                       ANNUAL                 0002-13504
                                                               MONTANA                        ANNUAL                 43871
                                                               NEVADA                         ANNUAL
                                                               NEW YORK                       OTHER                  S 28 54 77
                                                               RHODE ISLAND                   ANNUAL
                                                               SOUTH CAROLINA                 ANNUAL                 MF13948
                                                               ALASKA                         ANNUAL                 01 04254
                                                               HAWAII                         ANNUAL
Expedition Equity Fund / Investment Shares - Class B
                                                               ARIZONA                        ANNUAL                 22020
                                                               DISTRICT OF COLUMBIA           ANNUAL                 60007660
                                                               MARYLAND                       ANNUAL                 SM20001146
                                                               MISSISSIPPI                    ANNUAL                 MF-98-12-082
                                                               NEBRASKA                       ANNUAL                 42,632
                                                               NEW HAMPSHIRE                  ANNUAL
                                                               NEW MEXICO                     ANNUAL                 322313
                                                               OKLAHOMA                       ANNUAL                 SE-2031099
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-57861
Expedition Equity Fund / Institutional Shares                  ARIZONA                        ANNUAL                 21287
                                                               MISSISSIPPI                    ANNUAL                 MF-97-06-037
                                                               NEBRASKA                       ANNUAL                 42,631
                                                               NEW HAMPSHIRE                  ANNUAL
                                                               NEW MEXICO                     ANNUAL                 322311
                                                               OKLAHOMA                       ANNUAL                 SE-2031100
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-53039
Expedition Equity Fund / Investment Shares - Class A
                                                               ARIZONA                        ANNUAL                 21288
                                                               IOWA                           ANNUAL                 I-47637
                                                               MAINE                          ANNUAL                 MF-R1-15223
                                                               MARYLAND                       ANNUAL                 SM20001573
                                                               MASSACHUSETTS                  ANNUAL
                                                               MICHIGAN                       ANNUAL                 926073
                                                               MISSISSIPPI                    ANNUAL                 MF-97-06-038
                                                               NEBRASKA                       ANNUAL                 40,179
                                                               NEW HAMPSHIRE                  ANNUAL
                                                               NEW MEXICO                     ANNUAL                 322312
                                                               NORTH DAKOTA                   ANNUAL                 AB615
                                                               OKLAHOMA                       ANNUAL                 SE-2031101
                                                               SOUTH DAKOTA                   ANNUAL                 22066
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-53040
                                                               VERMONT                        ANNUAL                 6/09/00-07
                                                               WASHINGTON                     GOOD UNTIL SOLD        60026939
                                                               WEST VIRGINIA                  GOOD UNTIL SOLD        MF 38747
                                                               WISCONSIN                      ANNUAL                 390181-03
                                                               PUERTO RICO                    ANNUAL                 S-23302
Expedition Money Market Fund                                   ALABAMA                        ANNUAL
                                                               ARKANSAS                       ANNUAL                 89-M0713-02
                                                               CONNECTICUT                    ANNUAL                 SI22416


Fund Name                                                      State                          Registration           File Number

                                                               DELAWARE                       ANNUAL                 3391
                                                               KANSAS                         ANNUAL                 92S0001646
                                                               MISSOURI                       ANNUAL                 213504
                                                               NEW YORK                       OTHER                  S 25 27 33
Expedition Money Market Fund / Institutional Shares            ARIZONA                        ANNUAL                 5393
                                                               MISSISSIPPI                    ANNUAL                 MF-91-03-018
                                                               NEW MEXICO                     ANNUAL                 322314
                                                               OKLAHOMA                       ANNUAL                 SE-2007176
                                                               TENNESSEE                      ANNUAL                 RM00-4326
                                                               TEXAS                          ANNUAL                 M-38710
Expedition Money Market Fund / Investment Service Shares       ARIZONA                        ANNUAL                 4196
                                                               MISSISSIPPI                    ANNUAL                 MF-89-09-004
                                                               NEW MEXICO                     ANNUAL                 322315
                                                               OKLAHOMA                       ANNUAL                 SE-2006940
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          ANNUAL                 M-36761
Expedition Money Market Fund / Sweep Class Shares              ARIZONA                        ANNUAL                 31468
                                                               MISSISSIPPI                    ANNUAL                 MF-01-08-178
                                                               OKLAHOMA                       ANNUAL                 SE-2036481
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-67312
Expedition Tax-Free Money Market Fund                          ALABAMA                        ANNUAL
                                                               ARKANSAS                       ANNUAL                 89-M0713-08
                                                               CONNECTICUT                    ANNUAL                 SI46434
                                                               DELAWARE                       ANNUAL                 247
                                                               KANSAS                         ANNUAL                 98S0001162
                                                               NEW YORK                       OTHER                  S 28 34 23
Expedition Tax-Free Money Market Fund / Institutional Shares   ARIZONA                        ANNUAL                 19779
                                                               MISSISSIPPI                    ANNUAL                 MF-98-03-194
                                                               NEW MEXICO                     ANNUAL                 322316
                                                               OKLAHOMA                       ANNUAL                 SE-2007177
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-55637
Expedition Tax-Free Money Market Fund / Investment Serv Shrs   ARIZONA                        ANNUAL                 19780
                                                               MISSISSIPPI                    ANNUAL                 MF-98-03-195
                                                               NEW MEXICO                     ANNUAL                 322317
                                                               OKLAHOMA                       ANNUAL                 SE-2006967
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-55638
Expedition Tax-Free Money Market Fund / Sweep Class Shares     ARIZONA                        ANNUAL                 31469
                                                               MISSISSIPPI                    ANNUAL                 MF-01-08-177
                                                               OKLAHOMA                       ANNUAL                 SE-2036482
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-67313
Expedition Tax-Free Investment Grade Bond Fund                 ALABAMA                        ANNUAL
                                                               ARKANSAS                       ANNUAL                 89-M0713-11
                                                               CONNECTICUT                    ANNUAL                 1006844
                                                               DELAWARE                       ANNUAL                 29852
                                                               KANSAS                         ANNUAL                 200S0001148
                                                               NEW YORK                       OTHER
Expedition Tax-Free Investment Grade Bond Fund / Investment    ARIZONA                        ANNUAL                 26442
                                                               MISSISSIPPI                    ANNUAL                 MF-00-03-125
                                                               NEBRASKA                       ANNUAL                 42,639
                                                               NEW HAMPSHIRE                  ANNUAL
                                                               NEW MEXICO                     ANNUAL                 342541
                                                               OKLAHOMA                       ANNUAL                 SE-2027272


Fund Name                                                      State                          Registration           File Number

                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-62053
Expedition Tax-Free Investment Grade Bond Fund /
                                                               ARIZONA                        ANNUAL                 26443
                                                               MISSISSIPPI                    ANNUAL                 MF-00-03-126
                                                               NEBRASKA                       ANNUAL                 42,637
                                                               NEW HAMPSHIRE                  ANNUAL
                                                               NEW MEXICO                     ANNUAL                 342542
                                                               OKLAHOMA                       ANNUAL                 SE-2027273
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-62051
Expedition Tax-Free Investment Grade Bond Fund / Investment    ARIZONA                        ANNUAL                 26441
                                                               MISSISSIPPI                    ANNUAL                 MF-00-03-127
                                                               NEBRASKA                       ANNUAL                 42,638
                                                               NEW HAMPSHIRE                  ANNUAL
                                                               NEW MEXICO                     ANNUAL                 342543
                                                               OKLAHOMA                       ANNUAL                 SE-2027274
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-62052
Expedition Equity Income Fund
                                                               ALABAMA                        ANNUAL
                                                               ARKANSAS                       ANNUAL                 89-M0713-10
                                                               CONNECTICUT                    ANNUAL                 1006845
                                                               DELAWARE                       ANNUAL                 29851
                                                               KANSAS                         ANNUAL                 2000S0001147
                                                               NEW YORK                       OTHER
Expedition Equity Income Fund / Investment Shares - Class B
                                                               ARIZONA                        ANNUAL                 26439
                                                               MISSISSIPPI                    ANNUAL                 MF-00-03-128
                                                               NEBRASKA                       ANNUAL                 42,635
                                                               NEW HAMPSHIRE                  ANNUAL
                                                               NEW MEXICO                     ANNUAL                 342544
                                                               OKLAHOMA                       ANNUAL                 SE-2027275
                                                               TENNESSEE                      ANNUAL                 RM00-4326
                                                               TEXAS                          GOOD UNTIL SOLD        C-62050
Expedition Equity Income Fund / Institutional Shares           ARIZONA                        ANNUAL                 26440
                                                               MISSISSIPPI                    ANNUAL                 MF-00-03-129
                                                               NEBRASKA                       ANNUAL                 42,633
                                                               NEW HAMPSHIRE                  ANNUAL
                                                               NEW MEXICO                     ANNUAL                 342545
                                                               OKLAHOMA                       ANNUAL                 SE-2027276
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-62049
Expedition Equity Income Fund / Investment Shares - Class A    ARIZONA                        ANNUAL                 26438
                                                               MISSISSIPPI                    ANNUAL                 MF-00-03-130
                                                               NEBRASKA                       ANNUAL                 42,634
                                                               NEW HAMPSHIRE                  ANNUAL
                                                               NEW MEXICO                     ANNUAL                 342537
                                                               OKLAHOMA                       ANNUAL                 SE-2027277
                                                               TENNESSEE                      ANNUAL                 RM01-3573
                                                               TEXAS                          GOOD UNTIL SOLD        C-62048
